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                      February 21, 2024

       Christopher Guthrie
       Chief Financial Officer
       Comstock Holding Companies, Inc.
       1900 Reston Metro Plaza, 10th Floor
       Reston, VA 20190

                                                        Re: Comstock Holding
Companies, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Form 10-K/A for the
fiscal year ended December 31, 2022
                                                            File No. 001-32375

       Dear Christopher Guthrie:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction